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                   LETTER TO BROKERS, DEALERS, ETC. RELATING

                                       TO

                          VISHAY INTERTECHNOLOGY, INC.

                     LIQUID YIELD OPTION'TM' NOTES DUE 2021
                           (ZERO COUPON-SUBORDINATED)

                     CUSIP NUMBERS: 928298AC2 AND 928298AD0

                  PURSUANT TO COMPANY NOTICE DATED MAY 5, 2004

                                                                     May 5, 2004

To Brokers, Dealers, Commercial Banks,
  Trust Companies and other Nominees:

    This letter relates to the purchase of Liquid Yield Option'TM' Notes due 2021 (Zero Coupon-Subordinated) (LYONs)* of VISHAY INTERTECHNOLOGY, INC., at the option of the holders of the LYONs. The option is pursuant to the terms and conditions specified in paragraph 7 of the LYONs, the indenture dated June 4, 2001 that governs the LYONs and the company notice, dated May 5, 2004, relating to the option.

    Vishay will pay to holders who validly exercise the option a purchase price of $602.77 per $1,000 principal amount at maturity of the LYONs, on the purchase date of June 4, 2004. The purchase price will be paid in the form of shares of common stock, except as set forth below. Each holder of LYONs that exercises the option will receive a number of shares determined by dividing the total amount of cash the holder would have been entitled to receive had the purchase price been paid in cash by the market price of a share of common stock. Market price for these purposes means the average of the closing prices of Vishay common stock in New York Stock Exchange composite trading for the five trading day period ending on the third business day prior to the purchase date, which is the period from May 25, 2004 to and including June 1, 2004. However, Vishay's right to pay the purchase price in stock is subject to a number of conditions, as described in the company notice. If these conditions are not satisfied prior to the close of business on the purchase date, Vishay will be obligated to pay the entire purchase price in cash. Holders may specify in the purchase notice whether in these circumstances they elect to withdraw exercise of the option with respect to some or all of their LYONs or to receive cash.

    In order to exercise the option and receive the purchase price for their LYONs, holders must --

     deliver and not withdraw a purchase notice (or an agent's message according to the procedures of The Depository Trust Company (DTC) for book-entry transfer) prior to 5:00 p.m. New York City time on June 3, 2004, the business date prior to the purchase date; and

     surrender the LYONs (together with any required documentation) to the paying agent prior to, on or after the purchase date, in conformity in all respects to the description of the LYONs in the purchase notice.

The paying agent for the exercise of the option is The Bank of New York.

    For your information and for forwarding to your clients for whom you or your nominee hold LYONs, we are enclosing the following documents:

        1. The company notice.

        2. The purchase notice for use in exercising the option.

---------
* 'Liquid Yield Option' and 'LYON' are trademarks of Merrill Lynch & Co., Inc.




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        3. A notice of withdrawal to be used for withdrawing exercise of the option.

        4. A form of letter that may be sent to your clients for whose account you or your nominee hold LYONs, with space provided for obtaining such clients' instructions with respect to exercise of the option.

        5. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

    Your prompt action is requested. The option will expire at 5:00 p.m., New York City time on June 3, 2004, the day before the purchase date, and will not be extended.

    Vishay will upon request, reimburse brokers, dealers, commercial banks, trust companies and other nominees for reasonable and necessary costs and expenses incurred by them in forwarding the enclosed materials to the beneficial owners of LYONs held by them as nominee or in a fiduciary capacity. Vishay will pay all transfer taxes applicable to issuance of shares of common stock in payment of the purchase price, except as set forth in the purchase notice.

    Any inquiries you may have with respect to the option, or requests for additional copies of the enclosed materials, should be directed to the paying agent, at the address and telephone number set forth on the front of the purchase notice.

                                          Very truly yours,

                                          VISHAY INTERTECHNOLOGY, INC.

    NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU OR ANY PERSON AS AN AGENT OF ANY OF VISHAY, THE TRUSTEE OR THE PAYING AGENT, OR ANY OF THEIR AFFILIATES, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OPTION, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE COMPANY NOTICE AND THE PURCHASE NOTICE.

Enclosures

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